Registration No. 333-












                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                              --------------------

                       PALOMAR MEDICAL TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                                                                     04-3128178
-------------------------------                                                                  ----------------
(State or Other Jurisdiction of                                                                  (I.R.S. Employer
Incorporation or Organization)                                                                   Identification No.)

82 Cambridge St., Burlington, Massachusetts                                                           01803
-------------------------------------------                                                      -----------------
(Address of Principal Executive Offices)                                                            (Zip Code)

                 Palomar Medical Technologies, Inc. 401(k) Plan
                 ----------------------------------------------
                            (Full Title of the Plans)

                              --------------------

                               Sarah Burgess Reed
                                 General Counsel

                       Palomar Medical Technologies, Inc.
                                82 Cambridge St.
                         Burlington, Massachusetts 01803
                     (Name and Address of Agent For Service)

                                 (781) 993-2300
          (Telephone Number, Including Area Code, of Agent For Service)
                              --------------------

                         CALCULATION OF REGISTRATION FEE


                                                                       Proposed
      Title of                              Proposed                    Maximum
     Securities            Amount           Maximum                    Aggregate                 Amount of
        to be              to be            Offering Price             Offering                  Registration
     Registered            Registered       Per Share                   Price                    Fee
------------------------------------------------------------------------------------------------------------

Common Stock               157,143(1)       $2.453125(2)              $385,491(2)                 $116.82
($.01 par value)           shares



     (1) Represents additional shares of Common Stock issuable pursuant to the Palomar Medical Technologies, Inc. 401(k) Plan.

     (2) Estimated pursuant to Rule 457(c) and (h) based on the average of the high and low prices of our Common Stock as reported on the Nasdaq Stock Market on February 11, 2000.


                  -------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission are incorporated in this registration statement by reference:

          (a) the description of Palomar Medical Technologies, Inc.'s common stock contained in the registration statement on Form 8-A filed with the Commission on June 6, 1992, as amended by Form 8 on December 17, 1992, under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description;

          (b) Palomar Medical Technologies, Inc.'s Annual Report on Form 10-K and 10-K/A-1 for the fiscal year ended on December 31, 1999, as filed with the Commission on March 27, 2000.

         All documents subsequently filed by Palomar Medical Technologies, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The audited financial statements incorporated by reference in this registration statement and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said Firm as experts in accounting and auditing.

     The validity of the securities registered hereby is being passed upon for Palomar Medical Technologies, Inc. by Sarah Reed, General Counsel to Palomar Medical Technologies, Inc.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. Palomar's Certificate of Incorporation includes the following language:

         "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Laws of Delaware, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

         Section 145 of the General Corporation Law of the State of Delaware generally provides that a corporation may indemnify any director, officer, employee or agent against expenses, judgments, fines and amounts paid in settlement in connection with any action against him by reason of his being or having been such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, if he is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless a court determines that he is nevertheless entitled to indemnification. If he is successful on the merits or otherwise in defending the action, the corporation must indemnify him against expenses actually and reasonably incurred by him. Article IX of Palomar's Bylaws provides indemnification as follows:

Indemnification
---------------

SECTION 1. Actions, Etc. Other Than by or in the Right of the Corporation. The Corporation shall, to the full extent legally permissible, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding, and all appeals (but excluding any such action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, executive officer (as hereinafter defined) or advisory council member of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct in question was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that the conduct in question was unlawful. As used in this Article IX, an "executive officer" of the Corporation is the president, treasurer, a vice president given the title of executive vice president, or any officer designated as such pursuant to vote of the Board of Directors.

SECTION 2. Actions. Etc. by or in the Right of the Corporation. The Corporation shall, to the full extent legally permissible, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, including appeals, by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director or executive officer of the Corporation as defined in Section 1 of this Article, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 3. Determination of Right of Indemnification. Any indemnification of a director or officer (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that such indemnification is proper in the circumstances because the director or executive officer has met the applicable standard of conduct as set forth in Sections 1 and 2 hereof. Such a determination shall be reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) (if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or
(iii) by the stockholders.

SECTION 4. Indemnification Against Expenses of Successful Party. Notwithstanding any other provision of this Article, to the extent that a director or officer of the Corporation has been successful in whole or in part on the merits or otherwise, including the dismissal of an action without prejudice, in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against all expenses incurred in connection therewith.

SECTION 5. Advances of Expenses. Expenses incurred by a director or officer in any action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of thereof, if such person shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors, or (ii) (if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board of Directors or such counsel at the time such determination is made, such person has not met the relevant standards set forth for indemnification in
Section 1 or 2, as the case may be.

SECTION 6. Right to Indemnification Upon Application: Procedure Upon Application. Any indemnification or advance under Sections 1, 2, 4 or 5 of this Article shall be made promptly, and in any event within ninety days, upon the written request of the person seeking to be indemnified, unless a determination is reasonably and promptly made by the Board of Directors that such person acted in a manner set forth in such Sections so as to justify the Corporation's not indemnifying such person or making such an advance. In the event no quorum of disinterested directors is obtainable, the Board of Directors shall promptly appoint independent legal counsel to decide whether the person acted in the manner set forth in such Sections so as to justify the Corporation's not indemnifying such person or making such an advance. The right to indemnification or advances as granted by this Article shall be enforceable by such person in any court of competent jurisdiction, if the Board of Directors or independent legal counsel denies the claim therefor, in whole or in part, or if no disposition of such claim is made within ninety days.

SECTION 7. Other Right and Remedies: Continuation of Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, Vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. All rights to indemnification or advancement under this Article shall be deemed to be in the nature of contractual rights bargained for and enforceable by each director and executive officer as defined in Section 1 of this Article who serves in such capacity at any time while this Article and other relevant provisions of the General Corporation Law of the State of Delaware and other applicable laws, if any, are in effect. All right to indemnification under this Article or advancement of expenses shall continue as to a person who has ceased to be a director or executive officer, and shall inure to the benefit of the heirs, executors and administrators of such a person. No repeal or modification of this Article shall adversely affect any such rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The Corporation shall also indemnify any person for attorneys' fees, costs, and expenses in connection with the successful enforcement of such person's rights under this Article.

SECTION 8. Other Indemnities. The Board of Directors may, by general vote or by vote pertaining to a specific officer, employee or agent, advisory council member or class thereof, authorize indemnification of the Corporation's employees and agents, in addition to those executive officers and to whatever extent it may determine, which may be in the same manner and to the same extent provided above.

SECTION 9. Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, advisory council member or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

SECTION 10. Constituent Corporations. For the purposes of this Article, reference to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

SECTION 11. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, executive officer, advisory council member, and those employees and agents of the Corporation granted indemnification pursuant to Section 3 hereof as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding, and all appeals, and any action by the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated or by any other applicable law.

SECTION 12. Other Enterprises. Fines. and Serving at Corporation's Request. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation" as referred to in this Article.

         In addition, Palomar maintains a directors' and officers' insurance policy that covers certain liabilities of directors and officers of Palomar, including liabilities under the Securities Act of 1933.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

                  The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

Exhibit No.       Description
-----------       -----------

     4(a) Specimen certificate for the Common Stock, incorporated by reference to Exhibit No. 4.1 of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1999 filed on March 27, 2000.

     4(b) The Company's 401(k) Plan, incorporated by reference to Exhibit 99(h) of the Company's Form S-8 Registration No. 33-97710 filed on October 4, 1995.

     5* Opinion of General Counsel of Palomar regarding legality of shares registered hereunder.

     23(a)*  Consent of Arthur Andersen LLP, independent public accountants.

     23(b)*  Consent of General Counsel of Palomar (included in Exhibit 5).

     23(c)*  Power of Attorney (contained on the signature page).

ITEM 9. UNDERTAKINGS.

         1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         2.       The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus  required by Section  10(a)(3)
               of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 2 (a)(1)(i) and 2 (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on March 28, 2000

                                              PALOMAR MEDICAL TECHNOLOGIES, INC.


                                              By: /s/  Louis P. Valente
                                                  ------------------------------
                                                  Louis P. Valente
                                                  President and
                                                  Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Sarah Burgess Reed his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which they may deem necessary or advisable to be done in connection with this Registration Statement as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

                Signature                                       Title                                  Date
                ---------                                       -----                                  ----

  /s/  Louis P. Valente                      President and Chief Executive                      March 28, 2000
  --------------------------------------     Officer
  Louis P. Valente

  /s/  Joseph P. Caruso                      Chief  Financial Officer and Treasurer             March 28, 2000
  --------------------------------------     (Principal Financial Officer )
  Joseph P. Caruso

  /s/  Nicholas P. Economou                  Director                                           March 28, 2000
  --------------------------------------
  Nicholas P. Economou

  /s/ A. Neil Pappalardo                     Director                                           March 28, 2000
  --------------------------------------
  A. Neil Pappalardo

  /s/ James G. Martin                        Director                                           March 28, 2000
  --------------------------------------
  James G. Martin

                                 EXHIBIT INDEX
                                 -------------


Exhibit No.       Description
-----------       -----------

     4(a) Specimen certificate for the Common Stock, incorporated by reference to Exhibit No. 4.1 of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1999 filed on March 27, 2000.

     4(b) The Company's 401(k) Plan, incorporated by reference to Exhibit 99(h) of the Company's Form S-8 Registration No. 33-97710 filed on October 4, 1995.

     5* Opinion of General Counsel of Palomar regarding legality of shares registered hereunder.

     23(a)*  Consent of Arthur Andersen LLP, independent public accountants.

     23(b)*  Consent of General Counsel of Palomar (included in Exhibit 5).

     23(c)*  Power of Attorney (contained on the signature page).

                               EXHIBIT 5 & 23(b)





March 28, 2000

Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, MA 01803

Gentlemen:

     I am familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") to which this opinion is an exhibit, to be filed by Palomar Medical Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to a total of 157,143 shares (the "Shares") of the Company's Common Stock, $.01 par value per share ("Common Stock"), issuable pursuant to the Company's 401(k) Plan.

     In arriving at the opinion expressed below, I have examined and relied on the following documents:

          (1) the Certificate of Incorporation and By Laws of the Company, each as amended as of the date hereof; and

          (2) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

     In addition, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

     Based upon the foregoing, it is my opinion that the Company has corporate power adequate for the issuance of the Shares. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares, and when certificates for the Shares have been duly executed and countersigned and delivered, such shares will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.


                                              Sincerely,


                                              /s/ Sarah Burgess Reed
                                              ----------------------------------
                                              Sarah Burgess Reed
                                              General Counsel
                                              Palomar Medical Technologies, Inc.

                                 Exhibit 23(a)

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report included in this Form 10-K, into the Company's previously filed Registration Statements, File Numbers 33-47479, 33-879650, 33-96436, 33-97710,
33-97760,  33-99792,  33-99794,  333-000140,   333-001070,  333-3424,  333-5781,
333-7097,  333-10681,  333-18003,  333-87908,  33-97710,  333-18347,  333-21095,
333-22725, 333-25209, 333-28251, 333-42129, 333-55821, 333-57261, 333-57403, and
333-70391.

                                                             ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 23, 1999